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                                                                    EXHIBIT 99.1


NEWS RELEASE                                           [TENNECO AUTOMOTIVE LOGO]

          For Immediate Release


          Contacts:                Jane Ostrander
                                   Media Relations
                                   847 482-5607
                                   jane.ostrander@tenneco-automotive.com

                                   Leslie Hunziker
                                   Investor Relations
                                   847 482-5042
                                   leslie.hunziker@tenneco-automotive.com

        TENNECO AUTOMOTIVE TO WITHDRAW PRIVATE PLACEMENT OFFERING DUE TO
                         UNFAVORABLE PRICING CONDITIONS

Lake Forest, Illinois, July 27, 2004 - Tenneco Automotive (NYSE TEN) announced today that the company will not proceed with its proposed private placement offering of $500 million in senior subordinated notes as announced on July 26, 2004 due to unfavorable pricing conditions.

As a result, Tenneco Automotive is also withdrawing its tender offer and consent solicitation for its 11 5/8% Senior Subordinated Notes.

"The deal was not as attractive as we had anticipated due to rising interest rates in the bond market," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "While the offering was one opportunity for reducing our annual interest expense, we didn't have to complete the transaction. We are in a favorable position of being able to wait for better market conditions."

The company will continue to evaluate opportunities to reduce the interest expense on its 11 5/8% Senior Subordinated Notes, which mature in October 2009.

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.




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